CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form N-2 (No. 333-261721) of Western Asset High Income Fund II Inc. of our report dated June 21, 2023 relating to the financial statements and financial highlights which appears in Western Asset High Income Fund II Inc.’s Annual Report on Form N-CSR for the year ended April 30, 2023.

/s/ PricewaterhouseCoopers LLP

Baltimore, Maryland

June 21, 2023